Exhibit 23.2(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Edgen Group Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Edgen Group Inc. of our report dated March 27, 2012 with respect to the balance sheet of Edgen Group Inc. as of December 31, 2011, which report appears in the Form S-1 (No. 333-178790) of Edgen Group Inc. dated April 24, 2012.

/s/ KPMG LLP

Baton Rouge, Louisiana

May 1, 2012